SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

ONE APPLIED PLAZA

3301 EUCLID AVENUE

CLEVELAND, OHIO 44115

(216) 426-4000

www.applied.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We are pleased to invite you to the 2006 annual meeting of the shareholders of Applied Industrial Technologies, Inc. The meeting will be held at our headquarters, One Applied Plaza, 3301 Euclid Avenue, Cleveland, Ohio, on Tuesday, October 24, 2006, at 10:00 a.m., Eastern Time, for the purposes of:

1.	Electing four directors for a term of three years; and,

2.	Voting on a proposal to ratify the appointment of independent auditors for the fiscal year ending June 30, 2007.

If you were a shareholder of record at the close of business on August 28, 2006, you are entitled to vote at the meeting. The transfer books will not be closed. A list of the shareholders as of the record date will be available for examination at the meeting.

The business of the meeting and other information are described in the attached proxy statement. After the meeting, we will report on our operations and other matters of current interest.

By order of the Board of Directors.

FRED D. BAUER

Vice President-General Counsel

& Secretary

September 7, 2006

Your vote is important! Whether or not you expect to attend the meeting, please promptly vote by telephone, via the Internet, or by executing and returning the enclosed proxy card in the postage-paid envelope provided. Voting early will help avoid additional solicitation costs.

PROXY STATEMENT

INTRODUCTION

In this statement, “we,” “our,” “us,” and “Applied” all refer to Applied Industrial Technologies, Inc., an Ohio corporation. Our common stock, without par value, is listed on the New York Stock Exchange with the ticker symbol “AIT.”

What is the proxy statement’s purpose?

The proxy statement is for our 2006 annual meeting of shareholders to be held on Tuesday, October 24, 2006, at 10:00 a.m., Eastern Time, at our headquarters, and any adjournment of that meeting. The proxy statement summarizes information you need to know to vote at the meeting. We are sending the proxy statement to you because Applied’s Board of Directors is soliciting your proxy to vote your shares at the meeting. The proxy statement and the accompanying proxy card were mailed to shareholders on or about September 7, 2006.

On what matters are shareholders voting?

1.	The election of four directors.

2.	A proposal to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as Applied’s independent auditors for the fiscal year ending June 30, 2007.

Who may vote and what constitutes a quorum at the meeting?

Only shareholders of record at the close of business on August 28, 2006, may vote at the meeting. As of that date, there were 44,129,885 outstanding shares of Applied common stock, without par value. The holders of a majority of those shares will constitute a quorum to hold the meeting. A quorum is necessary for valid action to be taken at the meeting.

How many votes do I have?

Each share is entitled to one vote.

How do I vote?

Whether or not you expect to attend the meeting, we urge you to vote. You may vote in person at the meeting or by telephone, via the Internet, or by mailing your signed proxy card in the envelope provided. The card indicates the number of shares that you own. Instructions for each voting method are also indicated on the card. Your Internet or telephone vote authorizes the proxies named on the proxy card to vote your shares in the same manner as if you signed and returned your proxy card by mail.

Votes submitted by telephone or via the Internet for shares held in Applied’s Retirement Savings Plan or Supplemental Defined Contribution Plan must be received by Thursday, October 19, 2006; votes by telephone or via the Internet for other shares must be received by Monday, October 23, 2006.

If you plan to attend the meeting and vote in person, a ballot will be available when you arrive. If, however, your shares are held in the name of your broker, bank, or other nominee, you must bring a valid proxy from that party.

Votes are tabulated by our inspector of election, Computershare Investor Services LLC.

What if I don’t indicate my voting choices?

If Applied receives your proxy in time to permit its use at the meeting, your shares will be voted according to your indicated instructions. If you have not indicated otherwise, your shares will be voted as Applied’s Board of Directors recommends on the two matters mentioned above. In addition, the proxies will vote your shares according to their judgment on other matters that may be brought before the meeting.

What effect do abstentions and broker non-votes have?

If you indicate that you abstain on Item 2, you will be counted as present at the meeting for purposes of determining whether there is a quorum, and you will be counted as voting (but not for or against) that item. Because a majority of the shares present and entitled to vote is required for approval of Item 2, an abstention will have the effect of a vote against the proposal.

Brokers holding shares for beneficial owners must vote the shares according to the instructions they receive from the owners. If instructions are not received, then brokers may vote the shares at their discretion, except if New York Stock Exchange rules preclude brokers from exercising voting discretion relative to a specific type of proposal. In such a case, the broker may not vote on the proposal absent instructions — this is called a “broker non-vote.”

Brokers will have discretionary authority to vote on Items 1 and 2, so there will be no broker non-votes.

What does it mean if I receive multiple sets of proxy materials?

Receiving multiple sets generally means that your Applied shares are held in different names or in different accounts. Please respond to all of the proxy solicitation requests to ensure that all your shares are voted.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted at the meeting by notifying Applied’s Secretary in writing, voting a second time by telephone or via the Internet, returning a later-dated proxy card, or voting in person at the meeting. Your presence at the meeting will not by itself revoke the proxy.

Who pays the costs of soliciting proxies?

Applied will pay the cost of soliciting proxies. We will also pay the standard charges and expenses of brokers, or other nominees and fiduciaries, for forwarding these materials to and obtaining proxies from registered shareholders and beneficial owners for whose accounts they hold shares. Directors, officers, and other Applied employees, acting on our behalf, may also solicit proxies, and Morrow & Co. has been retained, at an estimated fee of $6,500 plus expenses, to aid in soliciting proxies from brokers and institutional holders. In addition to using the mail, proxies may be solicited personally, and by telephone, facsimile, and electronic means.

Does the stock information in this proxy statement reflect the recent stock split?

Yes. All stock, stock-based award, and stock-based performance information has been adjusted to reflect the three-for-two split in our common stock effective June 15, 2006.

ITEM 1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. At the annual meeting, directors of Class I are to be elected for a term of three years expiring in 2009 or until their successors have been elected and qualified. Pursuant to Ohio law, the properly nominated candidates receiving the greatest number of votes will be elected. The persons serving as directors of Class II for a term expiring in 2007 and as directors of Class III for a term expiring in 2008 will continue in office.

The Corporate Governance Committee has recommended, and the Board has approved, the nomination of four persons for election as directors at the annual meeting. The nominees are Thomas A. Commes, Peter A. Dorsman, J. Michael Moore, and Dr. Jerry Sue Thornton. All are incumbents who were elected as directors at the 2003 annual meeting. They were renominated following a review and evaluation of their performance by the Corporate Governance Committee.

The proxies named in the accompanying proxy card intend to vote for the four nominees unless authority is withheld. If any nominee becomes unavailable to serve as a director, the proxies reserve discretion to vote for any other person or persons that may be nominated at the meeting and/or to vote to reduce the number of directors. We are not aware of any existing circumstance that would cause a nominee to be unavailable to serve.

Information concerning the nominees and the directors continuing in office is shown below. Unless otherwise stated, the individuals have held the positions indicated for the last five years.

Nominees for Election as Directors for a Term Expiring in 2009

Thomas A. Commes

Director since 1999, member of Audit and Executive Committees

Business Experience: Until his retirement in 1999, Mr. Commes, age 64, was President and Chief Operating Officer, and a director, of The Sherwin-Williams Company, a manufacturer, distributor, and retailer of paints and painting supplies. His career included service as that company’s Chief Financial Officer.

Other Directorships: Agilysys, Inc., U-Store-It Trust

Peter A. Dorsman

Director since 2002, member of Corporate Governance Committee

Business Experience: Mr. Dorsman, age 51, joined NCR Corporation in April 2006 as Vice President and General Manager of its Systemedia business, which provides business products and services, such as receipt paper and printer supplies, for the retail, financial, and manufacturing industries. He had been Executive Vice President & Chief Operating Officer (from 2000 to June 2004) of The Standard Register Company, a leading provider of information solutions for financial services, healthcare, manufacturing, and other markets worldwide.

J. Michael Moore

Director since 1997, member of Audit Committee

Business Experience: Mr. Moore, age 63, is President of Oak Grove Consulting Group, Inc. He was Chairman and Chief Executive Officer of Invetech Company, a distributor of bearings, mechanical and electrical drive system products, industrial rubber products, and specialty maintenance and repair products, prior to its acquisition by Applied in 1997.

Dr. Jerry Sue Thornton

Director since 1994, member of Corporate Governance Committee

Business Experience: Dr. Thornton, age 59, is President of Cuyahoga Community College, the largest multi-campus community college in Ohio.

Other Directorships: American Greetings Corporation, National City Corporation, RPM, Inc.

Persons Serving as Directors for a Term Expiring in 2007

William G. Bares

Director since 1986, member of Executive and Executive Organization & Compensation Committees

Business Experience: Mr. Bares, age 65, was Chairman of The Lubrizol Corporation until his retirement from that post in December 2004. He was also Lubrizol’s Chief Executive Officer until April 2004 and President until January 2003. Lubrizol is a premier specialty chemical company focused on providing innovative technology to global transportation, industrial, and consumer markets.

Other Directorship: KeyCorp

Edith Kelly-Green

Director since 2002, member of Audit Committee

Business Experience: Until her retirement in October 2003, Ms. Kelly-Green, age 53, was Vice President and Chief Sourcing Officer of FedEx Express, the world’s largest express transportation company and a subsidiary of FedEx Corporation.

Stephen E. Yates

Director since 2001, member of Executive Organization & Compensation Committee

Business Experience: Mr. Yates, age 58, joined KeyCorp, one of the nation’s largest bank-based financial services companies, as Executive Vice President and Chief Information Officer in September 2004. He had been President of USAA Information Technology Company until May 2004.

Persons Serving as Directors for a Term Expiring in 2008

L. Thomas Hiltz

Director since 1981, member of Corporate Governance Committee

Business Experience: Mr. Hiltz, age 60, is an attorney in Covington, Kentucky and is one of five trustees of the H.C.S. Foundation, a charitable trust which has sole voting and dispositive power with respect to 600,000 shares (as of June 30, 2006) of Applied common stock.

John F. Meier

Director since 2005, member of Executive Organization & Compensation Committee.

Business Experience: Mr. Meier, age 58, is Chairman and Chief Executive Officer of Libbey Inc., a leading supplier of tableware products in the U.S. and Canada, in addition to supplying to other key international markets.

Other Directorships: Cooper Tire & Rubber Company, Libbey Inc.

David L. Pugh

Director since 2000, member of Executive Committee

Business Experience: Mr. Pugh, age 57, is Applied’s Chairman and Chief Executive Officer.

Other Directorships: Hexcel Corporation, JLG Industries, Inc.

Peter C. Wallace

Director since 2005, member of Corporate Governance Committee.

Business Experience: Mr. Wallace, age 52, has been President and Chief Executive Officer, and a director, of Robbins & Myers, Inc. since July 2004. Robbins & Myers is a leading designer, manufacturer, and marketer of highly engineered, application-critical equipment and systems for the pharmaceutical, energy, and industrial markets worldwide. From October 2001 to July 2004, Mr. Wallace was President and Chief Executive Officer of IMI Norgren Group, a manufacturer of sophisticated motion and fluid control systems for original equipment manufacturers. From 1998 to October 2001, he was President and Group Chief Executive of Rexnord Corporation, a manufacturer of power transmission and conveying components.

Other Directorship: Robbins & Myers, Inc.

ITEM 2 — RATIFICATION OF AUDITORS

The Audit Committee, subject to shareholder ratification, has appointed Deloitte & Touche LLP to serve as independent auditors in fiscal 2007. The committee made the appointment following a review and evaluation of the firm and its performance. Applied has been advised by Deloitte & Touche that no partner of the firm has had any direct financial interest or any material indirect financial interest in Applied or its subsidiaries or any connection during the past three years with Applied or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

Aggregate fees billed to Applied for fiscal 2006 and 2005 by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, were as follow:

	Fiscal 2006	Fiscal 2005
Audit Fees	$901,800	$820,200
Audit-Related Fees	26,000	85,400
Tax Fees	135,100	201,600
All Other Fees	0	0

Audit-Related Fees in 2006 were for benefit plan audits ($18,000) and miscellaneous accounting research projects and reports ($8,000), and in 2005 were for benefit plan audits ($22,500), acquisition due diligence ($49,700), and miscellaneous accounting research projects and reports ($13,200).

Tax Fees in 2006 were for tax compliance and return preparation ($63,000) and consulting ($72,100) and in 2005 were for tax compliance and return preparation ($74,300) and consulting ($127,200).

The Audit Committee pre-approves the audit and non-audit services performed by the independent auditors to assure that the provision of the services does not impair the auditors’ independence. If a service to be provided has not received general pre-approval, it requires specific pre-approval by the committee. In addition, any proposed services exceeding pre-approved cost levels require additional committee pre-approval. The committee has delegated pre-approval authority to its chairman, provided that the pre-approval is to be reviewed with the committee at its next regular meeting. The committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent auditors.

Unless otherwise indicated, the accompanying proxy will be voted in favor of ratifying the appointment of Deloitte & Touche. The affirmative vote of a majority of the shares represented at the annual meeting is sufficient to constitute ratification. If Deloitte & Touche withdraws or otherwise becomes unavailable for reasons not presently known, the persons named as proxies will vote for other independent auditors, as they deem appropriate.

One or more representatives of Deloitte & Touche are expected to be present at the meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

CORPORATE GOVERNANCE

Corporate Governance Documents

Applied’s Internet address is www.applied.com. The following corporate governance-related documents are available free of charge at the investor relations area of the website:

•	Our Code of Business Ethics;

•	Our Board of Directors Governance Principles and Practices; and,

•	Charters for the Audit, Corporate Governance, and Executive Organization & Compensation Committees of our Board of Directors

These documents are also available in print to any shareholder who sends a written request to our Vice President-Chief Financial Officer & Treasurer at One Applied Plaza, 3301 Euclid Avenue, Cleveland, Ohio 44115.

Director Independence

Under the corporate governance listing standards of the New York Stock Exchange, a majority of the members of Applied’s Board of Directors must satisfy the NYSE criteria for “independence.” In addition to having to satisfy stated minimum requirements, no director qualifies under the standards unless the Board affirmatively determines that the director has no material relationship with Applied. In assessing the materiality of a relationship, the Board has not adopted categorical standards beyond the NYSE criteria, but rather broadly considers all relevant facts and circumstances. The Board has determined that all of the directors, other than Mr. Pugh, are independent under the NYSE standards.

Director Attendance at Meetings

During fiscal 2006, the Board of Directors had four meetings. Each incumbent director attended at least 75% of the total number of meetings of the Board and all committees on which he or she served.

Applied expects its directors to attend the annual meeting of shareholders, just as they are expected to attend Board meetings. All but one of the directors attended last year’s annual meeting.

Meetings of Non-Management Directors

Applied’s non-management directors regularly meet in executive sessions without management. Dr. Jerry Sue Thornton, the chair of the Corporate Governance Committee, serves as presiding director of the sessions.

Committees

Among the Board’s committees are the Audit, Corporate Governance, and Executive Organization & Compensation Committees. Each is composed solely of directors who are independent, as defined in the NYSE listing standards. The following is a brief description of each committee. More complete descriptions of the committees’ functions are contained in their charters, which are posted at the investor relations area of Applied’s website. In addition, the Audit Committee charter is attached as an Appendix to this proxy statement. The Board also has a standing Executive Committee.

The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to the integrity of Applied’s accounting, auditing, and reporting processes. The committee appoints, determines the compensation of, and oversees the work of the independent auditor, reviews the independence of the auditor, and approves permissible non-audit engagements to be undertaken by the auditor. The committee also reviews, with Applied’s management and the auditor, annual and quarterly financial statements, the scope of the independent and internal audit programs, the results of the audits, and the adequacy of Applied’s internal controls. Ms. Kelly-Green and Messrs. Commes (chair) and Moore serve on the committee. The Board has determined that each of the members is “independent” for purposes of Section 10A of the Securities Exchange Act of 1934 and that at least one of the members, Mr. Commes, is an “audit committee financial expert,” as defined in Item 401(h) of Securities and Exchange Commission Regulation S-K. The committee met four times during fiscal 2006.

The Corporate Governance Committee assists the Board in Applied’s governance by reviewing and evaluating potential director nominees, Board and chief executive officer performance, Board governance matters, director compensation, compliance with laws, public policy matters, and other issues. Dr. Thornton (chair) and Messrs. Dorsman, Hiltz, and Wallace serve on the committee. The committee met three times during fiscal 2006.

The Executive Organization & Compensation Committee monitors and oversees the management succession planning and leadership development processes, nominates candidates for the slate of officers to be elected by the Board, and reviews, evaluates, and approves the executive officers’ compensation and benefits. The committee also administers the 1997 Long-Term Performance Plan, including the annual Management Incentive Plan. Messrs. Bares (chair), Meier, and Yates serve on the committee. The committee met six times during fiscal 2006.

Communications with the Board

Shareholders may communicate with any member of the Board of Directors by writing to that individual c/o Applied’s Secretary at One Applied Plaza, 3301 Euclid Avenue, Cleveland, Ohio 44115. In addition, shareholders may contact the non-management directors or key Board committees by e-mail, anonymously if so desired, through a form established in the investor relations area of Applied’s website at www.applied.com. Applied’s Secretary, on the directors’ behalf, may review, sort, and summarize communications to the directors.

Director Nominations

In identifying and evaluating director candidates, the Corporate Governance Committee first considers the company’s developing needs and the desired characteristics of a new director, as determined from time to time by the committee. The committee then considers a candidate’s business, strategic and financial skills, independence, integrity, and time availability, as well as overall experience in the context of the Board’s needs. The committee has in the past engaged a professional search firm (to which it paid a fee) to assist in identifying and evaluating potential nominees, and may do so again in the future.

The committee will consider qualified candidates for director nominees recommended by our shareholders. Shareholders can submit candidate recommendations by writing to Applied’s Secretary at One Applied Plaza, 3301 Euclid Avenue, Cleveland, Ohio 44115. The letter must be submitted in a timely manner and include appropriate detail regarding the identity of the shareholder and the business, professional, and educational background and independence of the candidate. The committee does not intend to evaluate candidates proposed by shareholders differently than it evaluates other candidates.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed solely of independent directors, as determined by the Board according to applicable laws and rules of the Securities and Exchange Commission and the New York Stock Exchange, and operates under a written charter. The charter is attached as an Appendix to this proxy statement and is also posted at the investor relations area of Applied’s website at www.applied.com.

In performing its responsibilities relating to the audit of Applied’s consolidated financial statements for fiscal 2006, the committee reviewed and discussed the audited financial statements with management and Applied’s independent auditors, Deloitte & Touche. The committee also discussed with the independent auditors the matters required to be discussed by PCAOB interim Auditing Standard AU380, “Communication with Audit Committees.”

The independent auditors provided the letter and written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The committee discussed with Deloitte & Touche their independence and also considered whether their provision of non-audit services to Applied is compatible with maintaining their independence.

Based on the reviews and discussions described above, the committee recommended to the Board of Directors that the audited financial statements be included in Applied’s fiscal 2006 annual report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE

Thomas A. Commes, Chairman

Edith Kelly-Green

J. Michael Moore

COMPENSATION OF DIRECTORS

Mr. Pugh, Applied’s Chairman & Chief Executive Officer, does not receive additional compensation for service as a director. Non-employee directors receive a quarterly retainer of $6,250, a fee of $1,500 for the first Board or committee meeting attended per day, and $500 for each additional meeting attended on the same day, up to a maximum of $2,500 per day. Directors may be similarly compensated if they attend other meetings or telephone conferences at the Chairman’s request. In addition, Applied pays directors $500 for any action taken by unanimous written consent or via telephone conference of less than 30 minutes. Directors who serve as committee chairs receive an additional quarterly retainer of $750, except that the Audit Committee chair instead receives an additional quarterly retainer of $1,250.

All non-employee directors are eligible to participate in the Deferred Compensation Plan for Non-Employee Directors, described below. If participants elect to have their deferred director compensation deemed to be invested in Applied common stock, they receive an additional amount equal to 25% of the compensation so invested.

The Executive Organization & Compensation Committee annually considers grants of stock-based awards to the non-employee directors, based on recommendations of the Corporate Governance Committee. The awards improve the competitiveness of our director compensation program and assist in recruiting and retaining directors. In fiscal 2006, the committee awarded each non-employee director 6,000 stock options with an exercise price equal to the market price for Applied common stock on the grant date. The options are exercisable immediately and expire on the tenth anniversary of the grant date.

In addition to the compensation described above, Applied reimburses directors for their travel expenses for attending meetings, as well as for expenses incurred in attending director education seminars and conferences. The directors also participate in our travel accident insurance plan and may elect to participate in our contributory health insurance plan.

The compensation received by directors is reviewed from time to time by the Corporate Governance Committee. If the committee believes that a change is necessary to make the level of compensation competitive relative to the size and nature of our business, then the committee will present its recommendation to the Board. Approval of the change requires the affirmative vote of a majority of the directors.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

The purposes of our Deferred Compensation Plan for Non-Employee Directors are to allow non-employee directors to defer the receipt of compensation payable for director services and to promote loyalty to Applied through increased investment in Applied common stock.

Pursuant to the plan, and subject to the provisions of Section 409A of the Internal Revenue Code, a non-employee director may elect to defer payment of his or her future compensation for services as a director. Deferred fees are deemed invested, at a director’s option, in a money market fund and/or Applied common stock. At the end of the quarter in which directors’ compensation would otherwise become due and payable, Applied transfers the amount deferred, in either cash or treasury shares (depending on which option the director chooses), to a grantor trust.

If a director elects to have his or her compensation invested in Applied common stock, then Applied contributes an additional amount equal to 25% of the amount so invested. The matching provision will expire in October 2013. Applied has contributed a total of 14,660 matching shares to directors’ accounts in the most recent three fiscal years.

Distribution of a director’s account commences as designated by the director in his or her election on a date not more than 30 days after (a) the director’s termination due to resignation, retirement, death, or otherwise, or (b) the director’s attainment of the age (not younger than 55) specified in his or her election form.

Nine directors currently defer all of their retainer and meeting fees and elect to have those fees invested in Applied common stock pursuant to the plan’s provisions.

BENEFICIAL OWNERSHIP OF CERTAIN APPLIED SHAREHOLDERS AND MANAGEMENT

The following table shows the beneficial ownership of Applied common stock, as of June 30, 2006, by: (a) each person known by us to own beneficially more than 5% of Applied’s outstanding shares; (b) all directors and nominees; (c) each executive officer named in the Summary Compensation Table on page 13; and (d) all directors, nominees, and executive officers as a group.

Name of Beneficial Owner	Common Shares Beneficially Owned on June 30, 2006(1)		Percent of Class(2)
Barclays Global Investors, NA 45 Fremont Street San Francisco, California 94105	4,961,604	(3)	11.3%
Applied Industrial Technologies, Inc. Retirement Savings Plan c/o Ameriprise Trust Company AXP Financial Center Minneapolis, Minnesota 55474	4,410,535	(4)	10.0
Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, California 90401	3,789,321	(5)	8.6
William G. Bares	153,162	(6)
Fred D. Bauer	99,826
Thomas A. Commes	101,477
Peter A. Dorsman	42,082
Mark O. Eisele	118,109
L. Thomas Hiltz	666,658	(7)	1.5
Edith Kelly-Green	42,243
John F. Meier	8,082
J. Michael Moore	67,158	(8)
David L. Pugh	1,196,531		2.7
Bill L. Purser	480,227		1.1
Jeffrey A. Ramras	110,720
Dr. Jerry Sue Thornton	84,514
Peter C. Wallace	7,985
Stephen E. Yates	55,246
All directors, nominees, and executive officers as a group (19 individuals)	3,468,348	(9)	7.6

(1)	Beneficial ownership is determined in accordance with SEC rules. Beneficial ownership may be disclaimed by the holders. Except as otherwise indicated, the beneficial owner has sole voting and dispositive power over the shares. The directors’ and named executive officers’ totals include shares that could be acquired within 60 days after June 30, 2006, by exercising vested stock options and stock appreciation rights as follows: Mr. Bares — 43,500; Mr. Bauer — 59,549; Mr. Commes — 43,500; Mr. Dorsman — 30,000; Mr. Eisele — 32,458; Mr. Hiltz — 43,500; Ms. Kelly-Green — 30,000; Mr Meier — 6,000; Mr. Moore — 12,000; Mr. Pugh — 396,378; Mr. Purser — 389,401; Mr. Ramras — 64,590; Dr. Thornton — 43,500; Mr. Wallace — 6,000; and Mr. Yates — 34,500.

(2)	Percent of class is not indicated if less than 1%.

(3)	Barclays Global Investors, NA, reported its share ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on August 3, 2006, indicating it had sole voting power for 4,747,426 shares, no voting power for 214,178 shares, and sole dispositive power for 0 shares.

(4)	The Applied Industrial Technologies, Inc. Retirement Savings Plan, our Section 401(k) plan, holds shares for the benefit of plan participants. The plan’s trustee holds the shares in custody. The plan’s participants and the trustee possess shared voting power with respect to the shares. Participants may vote all shares allocated to their accounts and act as named fiduciaries with respect to unallocated shares. If no voting direction is received from participants or if legally required, the trustee has authority to vote the allocated and unallocated shares.

(5)	Dimensional Fund Advisors Inc. reported its share ownership in a Form 13F filed with the SEC on July 28, 2006, indicating it had sole voting power for 3,720,696 shares and no voting power for 68,625 shares.

(6)	Includes 5,062 shares owned by Mr. Bares’ wife, who has sole voting and dispositive power.

(7)	Includes 600,000 shares held by the H.C.S. Foundation, a charitable trust of which Mr. Hiltz is one of five trustees, with sole voting and dispositive power. Pursuant to a Schedule 13D filed by the H.C.S. Foundation in 1989, the trustees, including Mr. Hiltz, disclaimed beneficial ownership of those shares.

(8)	Includes 32,494 shares held by an irrevocable family trust of which Mr. Moore disclaims beneficial ownership.

(9)	Includes 1,329,548 shares that could be acquired by the individuals within 60 days after June 30, 2006, by exercising vested stock options and stock appreciation rights. In determining the percentage of share ownership, these stock option and SAR shares are added to both the denominator and the numerator. Also includes 61,587 shares held by Applied’s Retirement Savings Plan for the benefit of executive officers; these shares are included as well in the figure shown for the plan’s holdings.

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes compensation earned during the past three fiscal years ended June 30, 2006, 2005, and 2004, by Applied’s Chief Executive Officer and the four other most highly compensated executive officers based on salary and bonus (annual incentive) earned during the fiscal year ended June 30, 2006.

					Long-Term Compensation
Name and Principal Position	Year	Annual Compensation			Awards		Payouts	All Other Compensation (5)
		Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Stock Award(s) (3)	Securities Underlying Options/SARs	Long-Term Incentive Payouts (4)
David L. Pugh	2006	$818,000	$1,472,400	$6,340	$0	79,500	$900,000	$19,956
Chairman & Chief	2005	772,000	1,235,200	1,782	0	144,000	1,003,333	17,443
Executive Officer	2004	728,000	1,184,000	0	552,970	256,005	300,000	81,177

Bill L. Purser	2006	497,500	646,750	9,964	0	27,000	382,500	104,232
President & Chief	2005	441,000	573,300	1,312	0	56,925	365,500	18,128
Operating Officer	2004	416,000	528,000	0	207,935	96,003	127,500	10,959

Mark O. Eisele	2006	357,500	429,000	8,015	0	18,900	90,000	22,370
Vice President —	2005	306,000	306,000	0	0	38,475	78,833	19,311
Chief Financial Officer & Treasurer	2004	223,300	244,000	0	68,550	20,479	17,500	14,107

Fred D. Bauer	2006	283,000	283,000	2,210	0	12,450	180,000	21,853
Vice President —	2005	238,000	250,000	1,243	0	24,075	172,000	18,325
General Counsel & Secretary	2004	216,000	250,000	0	68,550	51,201	20,000	12,720

Jeffrey A. Ramras	2006	280,000	280,000	7,917	0	12,450	112,500	35,178
Vice President —	2005	250,000	250,000	5,506	0	24,075	78,833	16,581
Marketing and Supply Chain Management	2004	228,000	250,000	1,066	68,550	17,920	20,000	24,730

(1)	Amounts in this column are earnings under the annual Management Incentive Plan, described in the Executive Organization & Compensation Committee report on page 19.

(2)	The amounts in this column reflect gross-up payments to cover income taxes in connection with the reimbursement of expenses for financial planning and tax services and/or in connection with business travel.

(3)	At June 30, 2006, the persons listed above held the following number of unvested shares of restricted stock, valued at $24.31 per share, the closing market price on that date: Mr. Pugh, 27,225 shares, $661,840; Mr. Purser, 10,237 shares, $248,861; Mr. Eisele, 3,375 shares, $82,046; Mr. Bauer, 3,375 shares, $82,046, and Mr. Ramras, 3,375 shares, $82,046. The shares vest 25% on each of the first through fourth anniversaries of the grant date. Dividends are paid on restricted stock at the same rate paid to all shareholders.

(4)	Amounts in this column for 2006 are cash earnings under the performance grants for the 2004-2006 period. The performance grant program is described in “Long-Term Incentive Plans — Awards in Last Fiscal Year” on pages 14-15.

(5)	Amounts in this column for fiscal 2006 include matching and profit-sharing contributions made by Applied and credited to the officers’ accounts in Applied’s Retirement Savings Plan, our Section 401(k) plan. In addition, Mr. Purser’s and Mr. Ramras’s fiscal 2006 totals reflect the value of Applied stock credited by the company to their Deferred Compensation Plan accounts. Mr. Purser deferred all of his Management Incentive Plan award and half of his performance grant payout into Applied stock; as a result, his Deferred Compensation Plan account was credited with additional shares valued at $83,800. Mr. Ramras deferred half of his Management Incentive Plan award into Applied stock; his Deferred Compensation Plan account was credited with additional shares valued at $14,000.

Option/SAR Grants in Last Fiscal Year

The following table shows information concerning grants of stock-settled stock appreciation rights in fiscal 2006 under the 1997 Long-Term Performance Plan by the Executive Organization & Compensation Committee to the officers named in the Summary Compensation Table.

Name	Individual Grants(1)
	Number of Securities Underlying Options/ SARs Granted	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise Price (per share)	Expiration Date	Grant Date Present Value (2)
David L. Pugh	79,500	32.3%	$23.00	8/9/15	$794,444
Bill L. Purser	27,000	11.0	23.00	8/9/15	269,811
Mark O. Eisele	18,900	7.7	23.00	8/9/15	188,868
Fred D. Bauer	12,450	5.1	23.00	8/9/15	124,413
Jeffrey A. Ramras	12,450	5.1	23.00	8/9/15	124,413

(1)	The committee grants SARs to executive officers at its regular August meeting. The exercise price is the market price of Applied common stock on the date the SARs were granted. The SARs vest 25% on each of the first through fourth anniversaries of the grant date, subject to continuous employment with Applied.

(2)	The grant date present values were estimated using the Black-Scholes option pricing model. The model assumes expected volatility of 42.9% for Applied’s common stock, a risk-free rate of return of 4.3%, a dividend yield of 1.4%, and an instrument life of 6.7 years. Adjustments are made for risk of forfeiture using a 0.1% turnover rate.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

The following table shows information concerning exercises of stock options and stock-settled stock appreciation rights in fiscal 2006 by the officers named in the Summary Compensation Table, and the values of in-the-money options and SARs held by those individuals on June 30, 2006. The Executive Organization & Compensation Committee instituted the use of SARs in place of stock options for annual officer equity awards beginning in fiscal 2005.

Name	Shares Acquired on Exercise(1)	Value Realized(2)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End(3)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David L. Pugh	1,237,500	$26,206,538	164,002	428,003	$2,310,826	$5,190,127
Bill L. Purser	260,813	5,450,955	302,232	159,883	4,744,738	1,967,636
Mark O. Eisele	33,864	622,774	9,619	61,372	109,689	564,462
Fred D. Bauer	77,812	1,459,989	15,118	78,608	203,722	993,111
Jeffrey A. Ramras	0	0	45,354	45,093	716,015	452,955

(1)	The figures shown are the numbers of shares covered by the exercised options and SARs.

(2)	The values shown are the differences between the per-share stock option or SAR exercise prices and the fair market value of Applied common stock on the exercise dates, multiplied by the number of shares covered by the exercised options or SARs.

(3)	The exercisability of officer stock options and SARs is accelerated upon the officer’s retirement, death, or permanent and total disability, or upon a change in control of Applied. On June 30, 2006, the closing price of Applied common stock as reported on the New York Stock Exchange was $24.31 per share.

Long-Term Incentive Plans — Awards in Last Fiscal Year

In fiscal 2006, the Executive Organization & Compensation Committee awarded performance grants to the executive officers under the 1997 Long-Term Performance Plan. A target payout opportunity was established for each officer. The officer can receive a payout at the end of the three-year performance period based on Applied’s level of achievement on goals set for the period. The goals established for the 2006 performance grants are based on Applied’s sales growth, return on sales, and total shareholder return relative to peers. Payouts, if any, will be made in cash, Applied common stock, or a combination thereof, as determined by the committee at the end of the period. If a change in control of Applied occurs, the payout is calculated by prorating the target opportunity based on the number of fiscal quarters elapsed in the performance period.

The following table shows the performance grants awarded in fiscal 2006 to the officers named in the Summary Compensation Table. Failure to achieve threshold performance relative to the goals would result in no payout.

Name	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
		Threshold	Target	Maximum
David L. Pugh	7/1/05 - 6/30/08	$200,000	$600,000	$1,200,000
Bill L. Purser	7/1/05 - 6/30/08	72,667	218,000	436,000
Mark O. Eisele	7/1/05 - 6/30/08	50,667	152,000	304,000
Fred D. Bauer	7/1/05 - 6/30/08	33,333	100,000	200,000
Jeffrey A. Ramras	7/1/05 - 6/30/08	33,333	100,000	200,000

Equity Compensation Plan Information

Applied’s shareholders have approved the following equity compensation plans: the 1997 Long-Term Performance Plan, the Deferred Compensation Plan, and the Deferred Compensation Plan for Non-Employee Directors. All of these plans are currently in effect.

The following table shows information regarding the number of shares of Applied common stock that may be issued pursuant to equity compensation plans or arrangements of Applied as of June 30, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	2,485,726	$11.23	*
Equity compensation plans not approved by security holders	0	—	0
Total	2,485,726	$11.23	*

*	The aggregate number of shares that may be awarded under the 1997 Long-Term Performance Plan in each fiscal year is (i) two percent (2%) of the total outstanding shares of Applied common stock as of the first day of the year, plus (ii) the number of shares available for grant under the plan in previous years that were not the subject of awards granted in those years. The number of shares issuable under the Deferred Compensation Plan for Non-Employee Directors and the Deferred Compensation Plan depends on the dollar amount of participant contributions deemed invested in Applied common stock. See “Deferred Compensation Plan for Non-Employee Directors” and “Deferred Compensation Plan” on pages 11 and 16-17, respectively, for more information about Applied’s contributions to those plans.

Estimated Retirement Benefits

Under Supplemental Executive Retirement Benefits Plan

Applied’s Supplemental Executive Retirement Benefits Plan (the “SERP”) provides retirement benefits to executive officers named as participants by the Board or its Executive Organization & Compensation Committee. Each of the nine executive officers is a participant. The company does not maintain a qualified defined benefit plan for employees generally.

The following table shows estimated annual benefits payable on retirement at age 65 to SERP participants. Reduced benefits are available to participants who retire from Applied no earlier than at age 55 with ten years of credited service.

Remuneration(4)	Years of Service(1)(2)(3)
	5	10	15	20
$300,000	$33,750	$67,500	$101,250	$135,000
600,000	67,500	135,000	202,500	270,000
900,000	101,250	202,500	303,750	405,000
1,200,000	135,000	270,000	405,000	540,000
1,500,000	168,750	337,500	506,250	675,000
1,800,000	202,500	405,000	607,500	810,000
2,100,000	236,250	472,500	708,750	945,000
2,400,000	270,000	540,000	810,000	1,080,000

(1)	The estimated benefits are calculated based on the officer electing to receive benefits in a single life annuity form. Other forms of payment, including a single sum payment, are also available. Except as indicated below, SERP benefits are not subject to deductions for Social Security or other offset amounts.

(2)	The named executive officers have been credited with the following years of service with Applied for purposes of the SERP: Messrs. Purser and Ramras, more than 20; Mr. Eisele, more than 15; Mr. Bauer, more than 10; and Mr. Pugh, more than five. Plan benefits are fully accrued after 20 years of service.

(3)	The figures in the table reflect an annual benefit of 45 percent of annual total cash compensation. If, however, Mr. Pugh is credited with at least 10 years of service under the SERP, his benefit will be based on 60 percent of annual total cash compensation. Under these circumstances, his benefit would be reduced by the benefit payable to him at age 65 in a single life form under all former employer plans and then reduced further by 50 percent of his primary Social Security benefit. Benefits are reduced ratably to the extent a participant is not credited with at least 20 years of service, provided, however, this reduction will not apply to Mr. Pugh if he is credited with at least 10 years of service.

(4)	The amounts in this column represent, and benefits are based on, average annual total cash compensation (base salary plus annual incentive pay) for the highest three of the most recent 10 calendar years.

Deferred Compensation Plan

The Deferred Compensation Plan (the “Plan”) permits key executives to defer a portion or all of the awards payable under an annual incentive plan or performance grant program. The Plan’s purpose is to promote increased efforts by executives on behalf of Applied through increased investment in Applied common stock.

The Plan gives each annual incentive plan participant the opportunity to defer payment of his or her cash award. Any participant who elects to make a deferral may have the amounts deemed invested in Applied common stock and/or in a money market fund. If a participant elects to have an amount equal to at least 50% of an award invested in common stock, then Applied contributes an additional amount equal to 10% of the amount so invested. Similarly, recipients of performance grants may defer payment of stock and cash awards. To the extent the recipient defers a cash award and invests it in Applied common stock, Applied contributes an additional amount equal to 10% of the amount so invested. The matching provision will expire in October 2013. Applied has contributed a total of 12,560 matching shares of common stock to Plan accounts in the most recent three fiscal years.

These deferral and investment opportunities and the incentive for investing in Applied common stock, like those available to directors under the Deferred Compensation Plan for Non-Employee Directors, are part of an overall effort to align management with the interests of Applied’s shareholders.

Distributions of deferrals are made in a lump sum or in installments over a period not in excess of ten years, as specified in the participant’s deferral election form. Other than dates specified in the deferral election forms, a withdrawal is permitted, while employed, only due to a severe financial and unexpected hardship as permitted under section 409A of the Internal Revenue Code.

Among the officers named in the Summary Compensation Table on page 13, Mr. Purser elected to defer portions of his 2006 Management Incentive Plan award and performance grant payout into the Deferred Compensation Plan and Mr. Ramras elected to defer part of his Management Incentive Plan award.

Change in Control Agreements and Other Related Arrangements

Applied has change in control agreements with its executive officers. The agreements obligate Applied to provide severance benefits to any executive officer whose employment is terminated either by the officer for “good reason” or by Applied “without cause” (each as defined in the agreements) if the termination occurs within three years after a change in control, as defined in the agreements. The officer, in turn, is obligated not to compete with Applied for one year following the termination. The principal benefits to be provided under the agreements to the executive officers are as follows:

•	A lump sum severance payment equal to three times annual base salary plus target incentive pay (each as calculated pursuant to the agreements), reduced proportionately if the officer reaches age 65 within three years after termination;

•	A cash payment, instead of exercising any stock options held by the officer on the date of termination, equal to the difference between the exercise price and the higher of (i) the mean of the high and low trading prices on the New York Stock Exchange on the date of termination, and (ii) the highest price paid for Applied common stock in connection with the change in control;

•	Continued participation in Applied’s employee benefit plans, programs, and arrangements, or equivalent benefits for three years after termination at the levels in effect immediately before termination; and

•	Outplacement services.

An escrow account has been established to secure payment of the benefits. Applied has deposited treasury shares of Applied common stock in the escrow valued at a percentage of the amounts that would be payable to the officers under the agreements. Additional deposits may be made in future years. No officer may make a claim on the escrow assets unless Applied is in default under the agreement. All earnings on escrow assets are payable to Applied. The agreements also provide that if any covered executive is required to pay a “parachute” excise tax, Applied will make an additional payment to the executive in an amount sufficient (after payment of taxes on the additional payment) to pay the excise tax.

The agreements are intended to reinforce and encourage the continued attention and dedication of Applied’s officers to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. The agreements may make it more expensive to accomplish a change in control and could under certain circumstances adversely affect the shareholders’ ability to benefit from a change in control. The Board of Directors approved the agreements, however, because it believes that the continued attention and dedication of the officers to their duties under adverse circumstances are ultimately in the best interests of Applied and its shareholders, and can under some circumstances result in a higher price being paid to shareholders in connection with a change in control.

In addition to the benefits provided by the agreements, the 1997 Long-Term Performance Plan provides the following benefits to executive officers if a change in control occurs: (a) all stock options and stock appreciation rights outstanding will become fully exercisable; (b) all restrictions and conditions of stock awards will be deemed satisfied; and (c) all cash awards (including payments made under a Management Incentive Plan) will be deemed to have been fully earned.

Also, under the Supplemental Executive Retirement Benefits Plan, if a participant is terminated following a change in control or is receiving, or is eligible to receive, a retirement benefit at the time of the change in control, the participant is entitled to receive the actuarial equivalent of the participant’s retirement benefit in a lump sum. In addition, upon a change in control, actively employed participants will be credited with up to 10 additional years of service and age for benefit calculation purposes, equal to half of the difference between the participant’s age and age 65.

EXECUTIVE ORGANIZATION & COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Overview

The Executive Organization & Compensation Committee, consisting entirely of independent directors, establishes policies relative to, and then sets, Applied’s executive officer compensation and benefits. The committee’s charter is available in the investor relations area of Applied’s website at www.applied.com.

The purposes of the executive officer compensation program are to attract and retain qualified executives and to provide appropriate incentives, both monetary and stock-based, to achieve Applied’s strategies and to enhance shareholder value over the long term. The major elements of the program are annual base salary and awards under the 1997 Long-Term Performance Plan.

In general, the committee seeks to align executive compensation with Applied’s performance on both a short-term and long-term basis. In particular, a significant portion of the officers’ compensation opportunity will be related to Applied’s shareholder return and other factors that influence shareholder value.

An independent, global compensation and benefits consulting firm advises the committee with respect to executive compensation and trends in the marketplace. The consultant is hired by, and reports directly to, the committee and does not provide services to Applied or Applied’s executives outside of its role as adviser to the committee.

At each meeting at which officer compensation is to be discussed, the committee reviews tally sheets detailing, by officer, the value of the various components of the compensation and benefit programs.

Annual Base Salary

In setting base salaries and target incentive values, the committee first reviews a competitive pay analysis compiled by the consultant. Among other data, the analysis shows the market median base salary, target incentive value, and target total cash compensation for each officer position. The consultant derives these figures from a proprietary survey of companies in comparable industries, with data adjusted to reflect comparable company size. The committee approves the selection of the companies to be included in the survey, and the identity of the companies may change from year to year. The analysis also compares performance data for Applied, the surveyed companies, and the companies identified in the graph on page 22.

In addition to considering the consultant’s analysis when setting base salaries, the committee reviews individual performance and levels of experience and responsibility in the position. The committee also takes into consideration Mr. Pugh’s comments on the other officers’ performance and his recommendations regarding adjustments to their pay. In general, the committee’s objective is to pay experienced officers (at least three years in the position) who are meeting performance expectations a base salary near the market median for the position. Naturally, an officer’s salary may be set higher or lower to reflect individual performance and skills, long-term potential, tenure in the position, internal equity, and the importance of the position within Applied’s organizational structure.

Long-Term Performance Plan

The committee has adopted Applied’s annual and long-term cash and equity award programs pursuant to the Long-Term Performance Plan, which the shareholders most recently reapproved in 2002. The plan is designed to foster and promote Applied’s long-term growth and performance by (i) strengthening Applied’s ability to develop and retain outstanding executives, (ii) motivating superior performance by means of long-term performance-related incentives, and (iii) enabling key management employees and outside directors to participate in Applied’s long-term growth and financial success. The plan expires in October 2012.

(a) Management Incentive Plan

The annual Management Incentive Plan, adopted under the Long-Term Performance Plan, is Applied’s program for rewarding executive officers for achieving fiscal year goals. In general, the committee seeks to provide an annual incentive program that permits executives the opportunity to achieve substantially above the market median total cash compensation for outstanding performance.

At the beginning of each fiscal year, after the Board of Directors reviews the business plan for the year, the committee reviews and discusses proposed performance goals and then sets the plan goals. The size of the incentive payments depends on the level of performance achieved relative to the goals. In fiscal 2006, the committee set goals based on earnings per share objectives. If the company did not achieve the threshold level of earnings per share, then no incentive payments would be made to the officers.

The committee sets a target incentive payment for each officer based on a formula, the components of which are the officer’s base salary and a target incentive percentage. The committee assigns a target incentive percentage to each officer after considering the independent consultant’s market analysis (showing median percentages by position) and recommendations by Mr. Pugh as to the other officers.

In fiscal 2006, payments could range from 0% to 200% of the target incentive, depending on the company’s performance in relation to the earnings per share goals. Earnings per share (diluted) for the year were $1.57, which exceeded the highest achievement goal set by the committee (and were 31% above the previous year), and the officers earned incentives at 200% of target levels. Accordingly, total cash compensation was substantially above market median levels, as was overall performance.

(b) Stock-Based and Other Long-Term Awards

The committee makes long-term incentive awards because of their value in motivating officers, aligning their interests with shareholders’, and ensuring Applied remains competitive in the marketplace for executive talent. The Long-Term Performance Plan limits the number of shares available for stock-based awards to 2% of Applied’s shares outstanding on the first day of the fiscal year, plus shares not awarded, if any, carried forward from prior years.

The committee determines individual awards based on the independent consultant’s market analysis and Mr. Pugh’s input as to the other officers, considering survey medians for target long-term incentives and levels of officer responsibility and performance. Generally, the committee sets target values near the market median for the position. The opportunity to earn above the market median is thus based on superior performance according to the terms of the awards.

In fiscal 2006, the committee delivered the targeted long-term award value through stock-settled stock appreciation rights and performance grants, as described below:

(1)	Stock Appreciation Rights

The committee awarded non-qualified stock-settled stock appreciation rights (SARs) to the officers. Awards are made at the committee’s regular August meeting, near the beginning of the fiscal year. The exercise price is the market price of Applied common stock on the grant date. The SARs vest 25% on each of the first through fourth anniversaries of the grant date, subject to continuous employment with Applied, and expire on the tenth anniversary. In addition, an officer’s unvested SARs vest upon retirement.

(2)	Performance Grants

The committee makes annual awards of three-year performance grants to the officers. A target dollar payout is established for each officer at the beginning of each three-year performance period. The actual payout at the end of the period is calculated relative to the target level based on Applied’s achievement of objective performance goals over that period. For each grant, the committee has set goals at the beginning of the period based on sales growth, return on sales, and total shareholder return. Payouts, if any, are made in cash, Applied common stock, or a combination thereof, as determined by the committee at the end of the performance period.

Chief Executive Officer

Mr. Pugh has served as Chairman of the Board of Directors and Chief Executive Officer since 2000.

The committee’s general policies and practices described above for setting officer compensation apply to Mr. Pugh’s compensation as well. In addition to the independent consultant’s analysis, the committee, using its subjective judgment, considered such factors as Mr. Pugh’s experience, leadership, and contributions to Applied, as well as the company’s business and financial performance relative to its peers. The committee also considered the results of the Board’s annual evaluation of Mr. Pugh. No particular weighting was given to any one factor.

The company’s five-year performance relative to its peers, as well as companies in the Standard & Poor’s 500 Index, is reflected in the total shareholder return graph on page 22.

Effective July 1, 2005, the committee set Mr. Pugh’s base salary at $818,000 after considering the market median base salary and the factors described above. His target annual incentive award for fiscal 2006 was $736,200, but because the company’s earnings per share performance substantially exceeded the 200% goal set at the beginning of the year, Mr. Pugh’s actual incentive award was $1,472,400. The committee also made long-term awards to Mr. Pugh with an aggregate target value in the range of the market median for his position.

Other Compensation and Benefits

The executive officers participate in various broad-based company plans, including the Retirement Savings Plan (Section 401(k) plan) and health care plan. In addition, the officers and other highly compensated associates are eligible to participate in executive life insurance, disability insurance, and supplemental defined contribution savings plans. Pension benefits from the Supplemental Executive

Retirement Benefits Plan described on page 16 (for officers named as participants by the committee) and retiree health care coverage are provided to officers who retire from Applied at age 55 or later with at least ten years of service. Under the retiree health care program, eligible retired officers may participate in the same health care plan available to active associates, and pay the same premiums that active associates pay; upon attainment of age 65, the program becomes a Medicare supplement.

The executive officers each have change in control agreements, as described on pages 17-18, which provide benefits in respect of termination of employment in connection with a change in control of the company. The company also provides the executive officers with various other benefits including financial planning and tax return preparation allowances (along with gross-ups to cover income taxes on the allowances), a car allowance, annual physical examinations, and five weeks’ annual vacation. Some executive officers are provided club memberships used for business purposes, which are available for personal use as well. Any personal use of these clubs is paid for by the executive.

Federal Income Tax Deductibility

The Internal Revenue Code limits the amount of compensation a publicly held corporation may deduct as a business expense for federal income tax purposes. That limit, which applies to the chief executive officer and the four other most highly compensated executive officers, is $1 million per individual per year, subject to certain exceptions. One of the exceptions is for compensation that is performance-based.

Applied intends that Management Incentive Plan awards, income from the exercise of stock options and stock appreciation rights, and payouts of performance grants qualify as performance-based compensation. The restricted stock awards made in 2004 are not considered performance-based under the Internal Revenue Code. In general, the committee seeks to preserve the deductibility of compensation paid to Applied’s executive officers, but without compromising the committee’s flexibility in designing an effective and competitive compensation program.

EXECUTIVE ORGANIZATION &

COMPENSATION COMMITTEE

William G. Bares, Chairman

John F. Meier

Stephen E. Yates

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

OF APPLIED, S&P 500 INDEX, AND PEER COMPANY GROUP

The graph below compares the five-year cumulative total return from investing $100 on June 30, 2001 in each of Applied common stock, the Standard and Poor’s 500 Index, and a group of eight peer companies selected on a line-of-business basis: Airgas, Inc., Genuine Parts Company, W.W. Grainger, Inc., Kaman Corporation, Lawson Products, Inc., MSC Industrial Direct Co., Inc., The Timken Company, and WESCO International, Inc.

Cumulative total return assumes that all dividends are reinvested when received. The returns of the companies in the peer group are weighted based on the companies’ relative stock market capitalization.

	2001	2002	2003	2004	2005	2006
Applied	100.00	105.67	117.55	171.22	280.05	321.34
S&P 500	100.00	80.84	79.59	93.17	97.30	103.74
Peer Group	100.00	118.82	110.72	154.40	160.97	214.91

Source: Value Line, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Applied’s executive officers and directors, and persons who beneficially own more than 10% of Applied common stock, must file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Copies of the reports must be furnished to Applied.

Based solely on a review of copies of forms furnished to us and written representations from Applied’s executive officers and directors, we believe that during fiscal 2006 all filing requirements were complied with on a timely basis, except for one sale of shares by Mr. Ramras which was reported three days late.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Proposals by shareholders for inclusion in our 2007 annual meeting proxy statement must be received by Applied’s Secretary at One Applied Plaza, 3301 Euclid Avenue, Cleveland, Ohio 44115, no later than May 10, 2007. Under Ohio law, only proposals included in the notice of meeting may be raised at a meeting of shareholders. If you wish to nominate a candidate for director or bring other business from the floor of the 2007 annual meeting, you must notify the Secretary in writing by August 24, 2007.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the meeting. If any other matters requiring a shareholder vote arise, including the question of adjourning the meeting, the persons named on the accompanying proxy card will vote your shares according to their judgment in the interests of Applied.

By order of the Board of Directors.

FRED D. BAUER

Vice President-General Counsel

& Secretary

Dated: September 7, 2006

APPENDIX — Audit Committee Charter

APPENDIX

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

AUDIT COMMITTEE CHARTER

Primary responsibility for the Corporation’s financial reporting and internal control structure vests in senior operating management as overseen by the Board of Directors (the “Board”). The Audit Committee (the “Committee”) is a standing committee of the Board composed solely of three or more independent outside directors. “Independence” of Committee members will be determined by the Board according to its guidelines set from time to time and according to applicable laws and rules of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange, with the goal of assuring that Committee members have no relationship to the Corporation that may interfere with the exercise of their independence from management, the Corporation, and the independent auditors.

The primary purpose of the Committee is to assist the Board in overseeing the Corporation’s financial reporting and internal control structure. The Committee also provides assistance to the Board in overseeing the Corporation’s (i) compliance with laws and regulations, (ii) accounting policies, (iii) internal and external auditing functions, and (iv) disclosure controls and procedures. The Committee is also responsible for maintaining a direct line of communication with the Corporation’s independent auditors, chief financial officer, and the internal audit department.

The Committee shall meet at least quarterly, and may establish a schedule of additional regular meetings, as it considers appropriate. The Committee may also call special meetings as required. In carrying out the general responsibilities set forth above and the specifically enumerated responsibilities described below, the Committee may consult or retain at the Corporation’s expense its own outside legal, accounting or other advisors and shall have unrestricted access to the Corporation’s personnel and documents and will be given all resources the Committee determines are necessary to discharge its responsibilities, including, as appropriate, additional training in basic finance and accounting principles to assure the financial literacy of its members.

The Committee’s specific responsibilities include the following:

A.	Independent Auditors

1.	The independent auditors shall be accountable to the Committee and the Board. The Committee shall be solely responsible for the selection, retention, dismissal, and oversight of the independent auditors, and the approval of all audit engagement fees and terms.

2.

The continued independence of the independent auditors in accordance with professional auditing standards and SEC requirements shall be reviewed periodically with management, as well as with the independent auditors. The Committee shall require annually a written statement and letter from the independent auditors disclosing relationships between the Corporation and the independent auditors, consistent with Independence Standards Board Standard No. 1, and shall discuss with the independent auditors their independence in fact, as well as the consulting and other non-audit services provided by the independent auditors, to determine any potential impact on independence. The Committee shall set clear policies and standards relating to the Corporation’s hiring of employees or former employees of the independent auditor (or previous independent auditors) to ensure continued independence throughout the period of engagement. Additionally, the Committee will obtain and review a report of the independent auditor describing its internal quality-control procedures, material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor or by an inquiry or investigation by a governmental or professional authority involving one or more audits carried out by the independent auditor in the preceding five years and any steps taken to deal with any such issues. After reviewing the independent auditor’s report, the Committee shall evaluate the auditor’s qualifications, performance and independence. The Committee may consider the opinions of the Corporation’s management and the internal audit staff in making the evaluation.

3.	The Committee shall review and approve in advance all non-audit services the independent auditor may perform for the Corporation (subject to the de minimis exception contained in Section 10A(i) of the Securities Exchange Act of 1934) and disclose such approved non-auditor services as required by applicable law in periodic reports to shareholders.

4.	The Committee shall meet with the independent auditors before the audit examination to discuss the audit plan, including the scope, staffing and timing of the audit, extent of coordination with management and with internal audit, and review significant audit areas. These discussions shall include the Corporation’s electronic data gathering, retrieval and processing procedures, controls and the specific security programs to protect against computer fraud or misuse from both within and outside the Corporation. The Committee shall request that the independent auditor report to the Committee regarding principal accounting policies and practices to be used and alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the risks of using such alternative treatments, and that the independent auditor inform the Committee of other material written communications between the independent auditor and management.

5.	Subsequent to each audit, the Committee shall meet with the independent auditors to review and discuss accounting and audit matters, including, but not limited to:

•	Significant auditing or accounting areas of concern,

•	New or unusual transactions, balances or financial statement disclosures of significance,

•	The auditors’ judgments about the quality of the Corporation’s accounting principles as applied,

•	The representation letter provided to the independent auditors by the Corporation,

•	The level of support provided by the Corporation’s management, accounting and internal audit personnel, and

•	Any other matters required to be discussed by SAS 61 and other concerns the independent auditors have with respect to positions taken by the Corporation in its financial statements.

6.	The Committee shall review any matters that the independent auditors are required under professional auditing standards to communicate to the Committee, such as:

•	Significant audit adjustments,

•	Disagreements with management,

•	Reportable conditions in the internal control structure, and

•	Any irregularities or illegal acts detected during the audit.

The Committee will also review the responses of management with regard to these matters.

7.	The Committee shall assure the regular rotation of the lead and concurring audit partner as required by law, and consider whether there should be a regular rotation of the independent auditor.

B.	Oversight of Financial Reporting

1.	Prior to release to the public, the Committee shall meet to review and discuss with management and the independent auditors the annual audited financial statements of the Corporation, including reviewing the Corporation’s specific disclosures under the Management’s Discussion and Analysis of Financial Condition and Results of Operation to be included in the Form 10-K. The purpose of the review shall be to determine whether to recommend to the Board that the audited financial statements be included in the Corporation’s annual report on Form 10-K. The Committee shall inquire about the following:

•	Significant variations in financial information between reporting periods.

•	Consistency of the Management’s Discussion and Analysis section of the annual report with information reflected in the financial statements.

•	Changes or proposed changes in accounting standards or rules issued by the Financial Accounting Standards Board or the SEC that have an impact on the financial statements.

•	Significant reporting or operational issues affecting the financial statements.

•	Accounting accruals, reserves and estimates made (or failed to be made) by management having a material impact on the financial statements.

•	The Corporation’s critical accounting policies, as well as alternative policies that may be applied, including the effects and reasons for and against adopting particular policies.

The Committee shall also discuss any other items required by generally accepted auditing standards regarding required communications with audit committees.

2.	Prior to release to the public of quarterly financial statements, the Committee shall meet to review and discuss the quarterly financial statements with management and the independent auditor, including reviewing the Corporation’s specific disclosures under the Management’s Discussion and Analysis of Financial Condition and Results of Operation to be included in each Form 10-Q, and shall determine that the independent auditor does not take exception to the disclosure and content of the financial statements, determine that the results of any internal audit activity or regulatory reports were appropriately considered in preparing the financial statements, and discuss any other matters required to be communicated to the Committee by the independent auditor.

3.	The Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies. The Committee’s discussion of these matters may be general in nature — i.e. discussion of the types of information to be disclosed and the type of presentation to be made — and need not occur before each release or instance in which guidance is provided.

4.	The Committee shall discuss with management and the independent auditor known significant risks or exposures of the Corporation, as well as guidelines and policies to govern the steps management has taken to minimize such risks to the Corporation.

5.	The Committee shall discuss the form and content of the certification documents for the quarterly reports on Form 10-Q and the annual report on Form 10-K with management, the independent auditor, the chief executive officer and the chief financial officer.

6.	The Committee shall review and approve the annual proxy statement disclosure regarding the activities and report of the audit committee for the year.

C.	Internal Audit

The Committee will oversee the internal audit function to ensure the Corporation is establishing, maintaining and executing appropriate programs, policies and procedures for the audit of the records, procedures and operations of the Corporation and its affiliates.

1.	At least annually, the Committee shall review with management and the director of internal audit:

•	A summary of the results and recommendations of activities performed by the internal audit department.

•	The activities, plans, responsibilities and capabilities of the internal audit function.

2.	The Committee shall review management’s appointment or dismissal of the director of internal audit.

D.	Internal Controls

The Committee shall be responsible for overseeing the internal control structure established by management. The internal control structure should be designed to assure that assets are safeguarded, transactions are authorized, and that transactions are properly recorded. Such oversight would include but not be limited to the following:

•	Review of the Report of Management included in the Annual Report to Shareholders.

•	Review of significant recommendations by internal and independent auditors regarding the Corporation’s internal control structure.

•	Inquiry of senior management, the director of internal audit and the independent auditors regarding significant elements in the internal control structure.

E.	Charter Review

The Committee shall, on an annual basis, review and reassess the adequacy of the Charter and perform an evaluation of the Committee’s performance.

F.	Other

The Committee may use the Corporation’s internal or independent auditors to assist in accomplishing the following responsibilities:

1.	The Committee shall inquire annually of management’s plan for determining compliance with the Corporation’s policies on business ethics and practices.

2.	The Committee shall inquire of senior management of known or potential instances of non-compliance with applicable laws, regulatory policies, including SEC reporting requirements, the Corporation’s code of business ethics, and guidelines as they relate to the functions and responsibilities of the Committee.

3.	The Committee shall be informed by the Corporation’s general counsel of material litigation in which the Corporation is involved or in which management believes involvement of the Corporation is reasonably likely.

4.	The Committee shall periodically inquire about the Corporation’s policies and procedures regarding the review of officers’ expense reports and perquisites for compliance with proper reporting, accounting and tax treatment.

Lines of Communication

The director of internal audit and the independent auditors shall have the ability to communicate directly with the Chairman of the Committee, if necessary or desired. The Committee shall provide sufficient opportunity at its meetings for the independent auditors and the director of internal audit to meet with the members of the Audit Committee without members of management present.

The general counsel shall report directly to the Committee about legal compliance. The Committee may directly contact any employee in the Corporation and any employee may inform the Committee of matters involving questionable, illegal or improper practices or transactions.

The Committee shall establish and maintain free and open means of communication between employees and the Committee for the processing of complaints received by the Corporation regarding questionable accounting or auditing matters, including suspicions of fraudulent activity.

The Committee shall report at least annually to the Board on the fulfillment of its duties under the mandate delegated to it by the Board.

☐ Mark this box with an X if you have made

     changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Thomas A. Commes	☐	☐

	For	Withhold
02 - Peter A. Dorsman	☐	☐

	For	Withhold
03 - J. Michael Moore	☐	☐

	For	Withhold
04 - Dr. Jerry Sue Thornton	☐	☐

B Issue

The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of appointment of independent auditors.	For	Against	Abstain
	☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
_______________________________________	_______________________________________	________________

Proxy – Applied Industrial Technologies, Inc.

Proxy Solicited on Behalf of the Board of Directors

The undersigned appoints David L. Pugh, Bill L. Purser, and Mark O. Eisele, and each of them, as Proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Applied Industrial Technologies, Inc., on October 24, 2006, and any adjournments, and to represent and vote the shares which the undersigned is entitled to vote on the following matters as directed on the reverse side:

(The Board of Directors recommends a vote FOR Items 1 and 2)

1. Election of Directors (for a term of 3 years). The nominees are Thomas A. Commes, Peter A. Dorsman, J. Michael Moore and Dr. Jerry Sue Thornton.

2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.

3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR Items 1 and 2.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS BELOW.

SEE REVERSE SIDE

Telephone and Internet Voting Instructions

YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET

QUICK l EASY l IMMEDIATE l AVAILABLE 24 HOURS A DAY l 7 DAYS A WEEK

We encourage you to take advantage of these convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote has the same effect as if you marked, signed, and returned your proxy card. To vote by telephone or the Internet, read the accompanying proxy statement and then follow these easy steps:

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by Monday, October 23, 2006

THANK YOU FOR VOTING

Annual Meeting Proxy Card

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Thomas A. Commes	☐	☐

	For	Withhold
02 - Peter A. Dorsman	☐	☐

	For	Withhold
03 - J. Michael Moore	☐	☐

	For	Withhold
04 - Dr. Jerry Sue Thornton	☐	☐

B Issue

The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of appointment of independent auditors.	For	Against	Abstain
	☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
_______________________________________	_______________________________________	________________

Proxy – Applied Industrial Technologies, Inc.

Proxy Solicited on Behalf of the Board of Directors

The undersigned appoints David L. Pugh, Bill L. Purser, and Mark O. Eisele, and each of them, as Proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Applied Industrial Technologies, Inc., on October 24, 2006, and any adjournments, and to represent and vote the shares which the undersigned is entitled to vote on the following matters as directed on the reverse side:

(The Board of Directors recommends a vote FOR Items 1 and 2)

1.	Election of Directors (for a term of 3 years). The nominees are Thomas A. Commes, Peter A. Dorsman, J. Michael Moore and Dr. Jerry Sue Thornton.

2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.

3.	In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR Items 1 and 2.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

SEE REVERSE SIDE

☐ Mark this box with an X if you have made

     changes to your name or address details above.

Annual Meeting Proxy Card - Retirement Savings Plan

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Thomas A. Commes	☐	☐

	For	Withhold
02 - Peter A. Dorsman	☐	☐

	For	Withhold
03 - J. Michael Moore	☐	☐

	For	Withhold
04 - Dr. Jerry Sue Thornton	☐	☐

B Issue

The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of appointment of independent auditors.	For	Against	Abstain
	☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
_______________________________________	_______________________________________	________________

Confidential Voting Instructions - Applied Industrial Technologies, Inc.

To: Ameriprise Trust Company, Trustee (the “Trustee”) for the

Applied Industrial Technologies, Inc. Retirement Savings Plan (the “Plan”)

I, the undersigned, as a Participant in the Plan, instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of Applied Industrial Technologies, Inc. allocated to my account and any shares not otherwise directed under the Plan on the record date for the Annual Meeting of Shareholders to be held on October 24, 2006.

(The Board of Directors recommends a vote FOR Items 1 and 2)

1. Election of Directors (for a term of 3 years). The nominees are Thomas A. Commes, Peter A. Dorsman, J. Michael Moore and Dr. Jerry Sue Thornton.

2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.

3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR Items 1 and 2.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE

OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS BELOW.

SEE REVERSE SIDE

Telephone and Internet Voting Instructions

YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET

QUICK l EASY l IMMEDIATE l AVAILABLE 24 HOURS A DAY l 7 DAYS A WEEK

We encourage you to take advantage of these convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote has the same effect as if you marked, signed, and returned your proxy card. To vote by telephone or the Internet, read the accompanying proxy statement and then follow these easy steps:

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by Thursday, October 19, 2006.

THANK YOU FOR VOTING

☐ Mark this box with an X if you have made

     changes to your name or address details above.

Annual Meeting Proxy Card - Supplemental Defined Contribution Plan

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Thomas A. Commes	☐	☐

	For	Withhold
02 - Peter A. Dorsman	☐	☐

	For	Withhold
03 - J. Michael Moore	☐	☐

	For	Withhold
04 - Dr. Jerry Sue Thornton	☐	☐

B Issue

The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of appointment of independent auditors.	For	Against	Abstain
	☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
_______________________________________	_______________________________________	________________

Confidential Voting Instructions - Applied Industrial Technologies, Inc.

To: Ameriprise Trust Company, Trustee (the “Trustee”) for the

Applied Industrial Technologies, Inc. Supplemental Defined Contribution Plan (the “Plan”)

I, the undersigned, as a Participant in the Plan, instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of Applied Industrial Technologies, Inc. allocated to my account under the Plan on the record date for the Annual Meeting of Shareholders to be held on October 24, 2006.

(The Board of Directors recommends a vote FOR Items 1 and 2)

1. Election of Directors (for a term of 3 years). The nominees are Thomas A. Commes, Peter A. Dorsman, J. Michael Moore and Dr. Jerry Sue Thornton.

2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.

3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR Items 1 and 2.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE

OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS BELOW.

SEE REVERSE SIDE

Telephone and Internet Voting Instructions

YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET

QUICK l EASY l IMMEDIATE l AVAILABLE 24 HOURS A DAY l 7 DAYS A WEEK

We encourage you to take advantage of these convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote has the same effect as if you marked, signed, and returned your proxy card. To vote by telephone or the Internet, read the accompanying proxy statement and then follow these easy steps:

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by Thursday, October 19, 2006

THANK YOU FOR VOTING